Exhibit 99

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Jim Olecki
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2007 FIRST QUARTER RESULTS

•                                     Restructuring of Intersection Control segment substantially complete

•                                     Profitability increases for Protect and Direct and Inform segments

CHICAGO, IL, October 31, 2006 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2007 first quarter ended September 30, 2006.

For the fiscal 2007 first quarter, net sales were $34,161,000, compared to net sales of $39,391,000 in the first quarter of fiscal 2006.  Including special items primarily relating to the Company’s previously announced restructuring efforts, the Company reported an operating loss for the current period of $8,425,000.  Operating profit in the first quarter of fiscal 2006 was $1,627,000.  For the first quarter of fiscal 2007, the Company reported a net loss of $5,895,000, or $0.66 per diluted share.  Net income in the first quarter of fiscal 2006 was $276,000, or $0.03 per diluted share.

The Company’s results for the fiscal 2007 first quarter include a gain on the sale of assets of $497,000 as well as special charges totaling $9,215,000 related to the Company’s restructuring initiatives within its Intersection Control business.  The special charges consisted of restructuring charges of $5,595,000 and inventory write-offs of $3,620,000 related to the discontinuation of certain product lines.  The Company’s fiscal 2006 results included a gain of $633,000 resulting from the settlement of claims with the seller of Peek Traffic.  Excluding the abovementioned items, the Company would have reported operating profit for the fiscal 2007 first quarter of $293,000 compared to operating profit of $994,000 in the first quarter of fiscal 2006.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

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Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “While our efforts to position the Intersection Control business for future success impacted our results for the period as expected, the first quarter of fiscal 2007 saw continued solid performance within our Protect and Direct and Inform segments.  Protect and Direct sales increased 5% during the quarter, driven by spending related to the passage of the federal highway bill and improved state and municipal budgets.  This resulted in improved profitability for this segment in the quarter.  The same market drivers also affected our Inform segment, and while the timing of certain shipments led to somewhat lower sales in the segment during the quarter, we saw a significant increase in new orders resulting in record backlog levels for the segment.  In addition, we saw strong expansion in operating margin with a 35% increase in operating profit for the Inform segment as a result of favorable sales mix.  International sales also continued to grow during the quarter, increasing 3% from year-ago levels, driven primarily by sales of our Inform Group products.”

Mr. Jezuit continued, “Our primary focus during the quarter was to successfully execute on our initiative to restructure the Intersection Control business.  We made significant progress towards our goal during the period.  This included the closure of our Santa Fe Springs, California and Tecate, Mexico manufacturing operations, resulting in a headcount reduction of approximately 350 employees.  While the restructuring had a negative impact on our quarterly results, these charges were in line with our previous expectations, and we continue to believe that the annualized savings from this program will be between $5 million to $6 million once completed.  Beginning in the second half of fiscal 2007, we believe the Intersection Control business will be well positioned to take advantage of the opportunities in the marketplace.”

Mr. Jezuit concluded, “We believe fiscal 2007 will be a transformational year for Quixote Corporation.  We expect to see continued growth in sales and profit within the Protect and Direct and Inform segments, and we firmly believe that we are positioning our Intersection Control segment for success in the future, and that it will be a contributor to our financial results for the second half of the fiscal year.  In addition, our international sales should continue to grow, and we will continue to invest in a number of opportunities overseas. “

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, October 31, 2006, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the

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world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2006, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(4 Tables to Follow)

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Quixote Corporation
Earnings Summary
(Unaudited)

	Three Months Ended	Three Months Ended
	September 30,	September 30,
	2006	2005

Net sales	$34,161,000	$39,391,000
Cost of sales	26,132,000	28,445,000

Gross profit	8,029,000	10,946,000

Operating expenses:
Selling & administrative	9,990,000	8,522,000
Research & development	1,366,000	1,430,000
Gain on sale of assets	(497,000)	—
Gain on legal settlement	—	(633,000)
Restructuring costs	5,595,000	—
	16,454,000	9,319,000

Operating profit (loss)	(8,425,000)	1,627,000

Other income (expense)
Interest income	15,000	1,000
Interest expense	(1,098,000)	(1,183,000)
	(1,083,000)	(1,182,000)

Earnings (loss) before income taxes	(9,508,000)	445,000
Income tax provision (benefit)	(3,613,000)	169,000

Net earnings (loss)	$(5,895,000)	$276,000

Per share data - basic:
Net earnings (loss)	($0.66)	$0.03
Average common shares outstanding	8,902,310	8,909,581

Per share data - diluted:
Net earnings (loss)	($0.66)	$0.03
Average common shares outstanding	8,902,310	9,061,500

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Quixote Corporation
Balance Sheet
(Unaudited)

	As of September 30,	As of June 30,
	2006	2006
Assets
Current assets
Cash and cash equivalents	$920,000	$869,000
Accounts receivable, net	29,121,000	36,481,000
Inventories	23,628,000	25,465,000
Other current assets	9,427,000	5,014,000
	63,096,000	67,829,000

Net property, plant and equipment	18,138,000	19,535,000
Intangible assets and other, net	37,384,000	37,839,000
Total assets	$118,618,000	$125,203,000

Liabilities and Shareholders’ Equity
Current liabilities	$20,860,000	$24,048,000
Long-term debt, net	53,359,000	51,122,000
Other long-term liabilities	1,081,000	1,087,000
Shareholders’ equity	43,318,000	48,946,000
Total liabilities and shareholders’ equity	$118,618,000	$125,203,000

Quixote Corporation
Other Information
(Unaudited)

	Three Months Ended September 30,
	2006	2005

Depreciation and amortization expense	$1,451,000	$1,595,000
Capital expenditures	$808,000	$253,000

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Quixote Corporation
Reconciliation of GAAP to Non-GAAP Measurements
(Unaudited)

	Three Months Ended September 30,
	2006	2005

Operating profit (loss)	$(8,425,000)	$1,627,000
Subtract: Gain on sale of assets	(497,000)
Gain on legal settlement		(633,000)
Add: Restructuring costs	5,595,000
Inventory write-offs in Cost of Sales	3,620,000
Operating profit excluding gains, restructuring costs and asset impairment charge (a)	$293,000	$994,000

(a)  The company believes that the gain on sale of assets, the gain on legal settlement, restructuring costs and inventory write-offs related to the restructuring plan included in Cost of Sales affect the comparability of the results of operations of the 2007 first quarter to the results of operations for the 2006 first quarter.  The company also believes that disclosing operating income excluding those items will allow investors to more easily compare the 2007 first quarter to the 2006 first quarter results.

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